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April 24, 1997



IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota  55440

Gentlemen:

This opinion is furnished in connection with post-effective Amendment No. 15 to the registration by IDS Life Insurance Company of a Flexible Premium Variable Life Insurance Policy ("the Policy") under the Securities Act of 1933, File #33-11165. The prospectus included on Form S-6 in the post-effective amendment to the registration statement describes the Policy. I am familiar with the Policy, the post-effective amendment, the registration statement and the exhibits thereto. In my opinion, the illustrations of Death Benefits, Policy Values, and Surrender Values included in the section of the prospectus entitled "Illustrations", under the assumptions stated in that section, are consistent with the provisions of the Policy.

I hereby consent to the use of this opinion as an exhibit to the registration statement and to the reference to my name under the heading "Experts" in this prospectus.

Very Truly Yours,



James M. Jensen, F.S.A., M.A.A.A.
Vice President - Insurance Product Development